Exhibit (e)(iii)

Amendment No. 1 to the Distribution Agreement

This Amendment No. 1 (this “Amendment”) to the Distribution Agreement is entered into by and between Smead Funds Trust, a Delaware statutory trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), and is effective as of January 23, 2018.

WHEREAS, the Fund and ALPS entered into a Distribution Agreement, dated November 21, 2014, as amended from time to time (the “Agreement”); and

WHEREAS, the Fund and ALPS wish to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.        Appendix A List of Portfolios is hereby deleted in its entirety and replaced with a new Appendix A List of Portfolios attached hereto.

2.        Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

SMEAD FUNDS TRUST	ALPS DISTRIBUTORS, INC.

By: /s/ Cole Smead Name: Cole Smead, CFA Title: President and CEO	By: /s/ Steven B. Price Name: Steven B. Price Title: SVP & Director of Distribution Services

APPENDIX A

LIST OF PORTFOLIOS

Smead Value Fund